Exhibit 99.1

            PRESS RELEASE

For Immediate Release    Contacts:    Michael W. Metcalf, CFO
        Powell Industries, Inc.
713-947-4422

Robert Winters or Ryan Coleman
Alpha IR Group
                                    POWL@alpha-ir.com
                                    312-445-2870

POWELL INDUSTRIES ANNOUNCES FISCAL 2023 SECOND QUARTER RESULTS

HOUSTON — May 2, 2023 — Powell Industries, Inc. (NASDAQ: POWL), a leading supplier of custom-engineered solutions for the management, control and distribution of electrical energy, today announced results for the fiscal 2023 second quarter ended March 31, 2023. All comparisons are to the comparable period in the prior fiscal year, unless otherwise noted.

Fiscal Second Quarter Key Highlights:
•Revenues strengthened to $171 million, an increase of 34%;
•Backlog more than doubled to a record $1.0 billion;
•New orders(1) more than tripled to $508 million;
•Gross margin improved 460 basis points to 19.5%;
•Net Income was $8.5 million, or $0.70 per diluted share; and
•Cash and short-term investments as of March 31, 2023 totaled $163 million.

Brett A. Cope, Powell’s Chairman and Chief Executive Officer, stated, “Powell delivered quarterly results that were among the best in its history, as our continued execution against our strategic initiatives combined with the cyclical recovery of our core markets drove new orders of $508 million – our highest ever quarterly total. We also delivered $171 million of revenue, an increase of 34% compared to last year, which resulted in a book-to-bill ratio(2) of 3.0x – the sixth consecutive quarter above 1.0x. Further, our order backlog is now over $1.0 billion as the breadth of order activity across our end markets remains healthy and is complementing a strong recovery of commercial activity within our core Industrial markets. Overall, we feel very confident that our strategic efforts are positioning Powell for long-term success and that we are well-positioned to drive improved earnings in fiscal 2023.”

Revenues for the second fiscal quarter totaled $171.4 million, an increase of 34% compared to $127.9 million in the prior year, which represents sequential growth of 35% compared to $126.9 million in the first fiscal quarter.

Gross profit in the quarter totaled $33.4 million, an increase of $14.4 million, or 75%, compared to the prior year, and compared to $19.5 million in the fiscal first quarter. Gross margin in the second quarter was 19.5%, an increase of 460 basis points compared to the prior year and 420 basis points compared to the fiscal first quarter.

New orders placed in the second quarter more than tripled to $508 million compared to $151 million in the prior year, and more than doubled compared to $212 million in the first quarter.

Backlog as of March 31, 2023 was a record $1.0 billion, an increase of 50% compared to $680 million as of December 31, 2022, and compared to $440 million at the end of the fiscal second quarter in the prior year.

Net income in the second fiscal quarter totaled $8.5 million, or $0.70 per diluted share, compared to a net loss of $1.2 million, or a loss of $0.10 per diluted share, in the prior year and net income of $1.2 million, or $0.10 per diluted share, in the first fiscal quarter.

Cope added, “Order activity in our core Oil, Gas & Petrochemical markets accelerated in our second quarter as we were awarded another large domestic LNG project during the quarter, marking three consecutive quarters with significant new activity in these markets. We are also very fortunate and pleased to have secured a large Petrochemical project during the quarter, also for the US domestic market. The nature and scope of these projects are core to what Powell does best. Our 75-year history of success and leadership in the industry has earned us our current position in this cycle and leaves us very comfortable with our ability to fulfill our backlog with the same level of service and execution that has earned us our reputation. We have taken every dollar of our backlog thoughtfully and on schedules that we are confident we can achieve.”

OUTLOOK
Commenting on the Company's outlook, Michael Metcalf, Powell’s Chief Financial Officer, said, “We are very encouraged by the level of commercial activity across our core end markets, while many of the margin initiatives that we have been working on are beginning to deliver positive results. Further, the current cadence of project activity in our $1.0 billion backlog, combined with our capacity levels and the strength of the balance sheet, put us in a strong position to execute on our order book and fulfill our commitments to our customers. Concurrent with these operational objectives, we continue to evaluate both new organic investments into the business as well as inorganic opportunities as we progress our corporate strategy. As such, and given the current activity levels across our market sectors, we took an important step forward in the second fiscal quarter, amending our credit facility by increasing the capacity in order to ensure our continued commercial success. Taken altogether, we are confident that Powell will deliver improved revenues and earnings in fiscal 2023 and into fiscal 2024.”

CONFERENCE CALL
Powell Industries has scheduled a conference call for Wednesday, May 3, 2023, at 11:00 a.m. Eastern time. To participate in the conference call, dial 1-833-953-2431 (domestic) or 1-412-317-5760 (international) and ask for the Powell Industries conference call. A telephonic replay of the conference call will be available through May 10, 2023 and may be accessed by calling 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and using passcode 2136094#.
Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting powellind.com. To listen to the live call on the web, please visit the website at least 15 minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at powellind.com.

Powell Industries, Inc., headquartered in Houston, designs, manufactures and services custom-engineered equipment and systems for the distribution, control and monitoring of electrical energy. Powell markets include large industrial customers such as utilities, oil and gas producers, refineries, liquefied natural gas facilities, petrochemical plants, pulp and paper producers, mining operations and commuter railways. For more information, please visit powellind.com.

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, among others, statements regarding expected operating results, such as revenue and earnings growth and recognition of backlog as revenue. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended March 31,		Six Months Ended March 31,
	2023	2022	2023	2022
(In thousands, except per share data)
	(Unaudited)

Revenues	$171,444	$127,854	$298,302	$234,423
Cost of goods sold	138,007	108,771	245,401	201,904
Gross profit	33,437	19,083	52,901	32,519

Selling, general and administrative expenses	21,820	17,067	38,693	32,969
Research and development expenses	1,543	1,713	3,044	3,537
Operating income (loss)	10,074	303	11,164	(3,987)

Other income	—	(279)	—	(279)
Interest income, net	(899)	(13)	(1,423)	(16)
Income (loss) before income taxes	10,973	595	12,587	(3,692)
Income tax provision	2,500	1,812	2,951	371
Net income (loss)	$8,473	$(1,217)	$9,636	$(4,063)

Earnings (loss) per share:
Basic	$0.71	$(0.10)	$0.81	$(0.34)
Diluted	$0.70	$(0.10)	$0.80	$(0.34)

Weighted average shares:
Basic	11,878	11,801	11,869	11,783
Diluted	12,149	11,801	12,109	11,783

SELECTED FINANCIAL DATA:

Depreciation	$2,176	$2,417	$4,312	$4,831
Capital Expenditures	$630	$680	$3,356	$1,116
Dividends Paid	$3,106	$3,058	$6,180	$6,106

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2023	September 30, 2022

(In thousands)
	(Unaudited)
Assets:

Cash, cash equivalents and short-term investments	$163,124	$116,508
Other current assets	300,076	253,475
Property, plant and equipment, net	97,910	98,628
Long-term assets	25,986	24,769
Total assets	$587,096	$493,380

Liabilities and equity:

Current liabilities	$269,691	$186,373
Deferred and other long-term liabilities	11,610	9,801
Stockholders’ equity	305,795	297,206
Total liabilities and stockholders’ equity	$587,096	$493,380

SELECTED FINANCIAL DATA:

Working capital	$193,509	$183,610

(1)    New orders (bookings) represent the estimated value of contracts added to existing backlog (unsatisfied performance obligations).
(2)     The book-to-bill ratio represents the ratio of new orders (bookings) received in the period divided by the revenues recognized in the period. We believe the book-to-bill ratio is an important metric for readers as it relates to the change in the backlog level. A ratio greater than 1.0 indicates growing backlog levels, while a ratio less than 1.0 indicates that the business is experiencing a period of contracting backlog. The amounts recorded in backlog may not be a reliable indicator of our future operating results and may not be indicative of continuing revenue performance over future fiscal quarters or years primarily due to unexpected contract adjustments, cancellations or scope reductions.